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CF Industries Holdings, Inc. Reports First Half 2023 Net Earnings of $1.09 Billion, Adjusted EBITDA of $1.72 Billion
Strong Operational Performance, Robust Demand Underpin Solid Results
Second Half Demand Driven by India, Brazil, Northern Hemisphere

DEERFIELD, IL—August 2, 2023—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first half and second quarter ended June 30, 2023.

Highlights
•First half 2023 net earnings of $1.09 billion(1), or $5.55 per diluted share, EBITDA(2) of $1.78 billion, and adjusted EBITDA(2) of $1.72 billion
•Second quarter 2023 net earnings of $527 million, or $2.70 per diluted share, EBITDA of $855 million, and adjusted EBITDA of $857 million
•Trailing twelve months net cash from operating activities of $3.23 billion and free cash flow(3) of $2.12 billion
•Repurchased 2 million shares for $130 million during the second quarter of 2023

“The CF Industries team delivered strong results in the first half of 2023, as we ran our plants well and navigated this year’s just-in-time buying pattern,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We believe North American nitrogen channel inventories were drawn down significantly during the spring application season, setting up a positive demand dynamic in the second half of 2023.

“Longer term, forward global energy curves continue to suggest attractive margin opportunities for our cost-advantaged network well into the foreseeable future. As a result, we expect to continue to drive strong cash generation and create long-term shareholder value through disciplined investments in growth opportunities and returning substantial capital to shareholders.”

Nitrogen Market Outlook

Global nitrogen prices stabilized during the latter part of the second quarter of 2023 as robust demand for the spring application season emerged in North America and smaller importing regions such as Asia (excluding India) and Latin America (excluding Brazil) returned to average purchasing patterns compared to 2022. Management believes that the Northern Hemisphere ended the first half of 2023 with low inventories of nitrogen fertilizer, which, along with expected strong demand from Brazil and India, should support a positive demand environment in the second half of the year.

Longer-term, management expects the global nitrogen supply-demand balance will remain positive, underpinned by resilient agriculture-led demand and forward energy curves that indicate a steep cost curve. In the near-term, global supply and demand dynamics will be driven largely by these key regions:

•North America: The outlook for farm profitability in North America is strong for all major crops planted in the 2023 spring application season, helping drive significant increases in corn and wheat plantings in the U.S. Management believes that the North American inventory position at the end of the second quarter for all nitrogen products was below average due to lower import levels, higher export volumes and increased planted corn and wheat acreage compared to the prior year.
•India: Higher domestic urea production and higher stocks of urea compared to the year before limited tender activity throughout the first half of 2023. Due to the lower import volumes to date and the government’s stated intention to maintain high urea volumes in stock, management expects that India will tender for urea frequently in the second half of the year.
•Brazil: Imports of urea to Brazil in the first half of 2023 were approximately 9% lower than the same period the year before. However, the Company expects urea consumption in Brazil in 2023 to remain strong, supported by higher corn planted acres and robust farm incomes, with potential for higher import volumes in the second half of 2023 as favorable weather conditions could encourage demand against a backdrop of low inventories.
•Europe: Approximately 25% of ammonia, 20% of urea and 35% of UAN capacity were reported in shutdown/curtailment in Europe as of June 2023. Management believes that production economics in Europe will remain challenging as declining global nitrogen prices continue to make it difficult for European producers to compete with imports despite the decline in natural gas prices in the region. The Company does not expect full ammonia capacity production rates to return in the region during the year, with a corresponding higher-than-normal level of nitrogen imports to the region, with some facilities continuing to favor importing ammonia in order to manufacture upgraded products.
•China: Urea exports from China in the first half of 2023 were approximately 1 million metric tons due to government measures to limit urea exports and domestic prices that have exceeded international values. Management continues to project urea exports from China will be in a range of 2-3 million metric tons in 2023 under current measures with exports returning to a range of 3-5 million metric tons on an annual basis if government measures limiting exports are loosened.
•Russia: Exports of ammonia from Russia continue to remain lower compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and the resulting closure of the ammonia pipeline from Russia to the port of Odessa in Ukraine. Exports of other nitrogen products from Russia are at pre-war levels, with product pushed to countries willing to purchase Russian fertilizer, including Brazil and the United States.

Energy differentials between North American producers and marginal producers in Europe and Asia remain well above historical levels. Forward energy curves continue to suggest that these wider differentials will persist for an extended period. As a result, the Company believes the global nitrogen cost curve will remain supportive of significant margin opportunities for low-cost North American producers.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of June 30, 2023, the 12-month rolling average recordable incident rate was 0.54 incidents per 200,000 work hours.

Gross ammonia production for the first half and second quarter of 2023 was approximately 4.7 million and 2.4 million tons, respectively. The Company expects that gross ammonia production for 2023 will be in a range of 9.0-9.5 million tons as CF Fertilisers UK has proposed to permanently close the ammonia plant at its Billingham Complex.

Financial Results Overview

First Half 2023 Financial Results

For the first half of 2023, net earnings attributable to common stockholders were $1.09 billion, or $5.55 per diluted share, EBITDA was $1.78 billion, and adjusted EBITDA was $1.72 billion. These results compare to first half of 2022 net earnings attributable to common stockholders of $2.05 billion, or $9.78 per diluted share, EBITDA of $3.47 billion, and adjusted EBITDA of $3.60 billion.

Net sales in the first half of 2023 were $3.79 billion compared to $6.26 billion in the first half of 2022. Average selling prices for 2023 were lower than 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates. Sales volumes in the first half of 2023 were similar to the first half of 2022 as higher granular urea sales volume offset lower ammonium nitrate (AN) and ammonia sales volumes.

Cost of sales for the first half of 2023 was lower compared to the first half of 2022 primarily due to lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $4.56 per MMBtu in the first half of 2023 compared to the average cost of natural gas in cost of sales of $6.79 per MMBtu in the first half of 2022.

Second Quarter 2023 Financial Results

For the second quarter of 2023, net earnings attributable to common stockholders were $527 million, or $2.70 per diluted share, EBITDA was $855 million, and adjusted EBITDA was $857 million. These results compare to second quarter 2022 net earnings attributable to common stockholders of $1.17 billion, or $5.58 per diluted share, EBITDA of $1.80 billion, and adjusted EBITDA of $1.95 billion.

Net sales in the second quarter of 2023 were $1.78 billion compared to $3.39 billion in 2022. Average selling prices for 2023 were lower than 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates. Sales volumes in the second quarter of 2023 were higher than 2022 as higher UAN sales volumes were partially offset by lower AN sales volumes.

Cost of sales for the second quarter of 2023 was lower compared to 2022 primarily due to lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $2.75 per MMBtu in the second quarter of 2023 compared to the average cost of natural gas in cost of sales of $7.05 per MMBtu in the second quarter of 2022.

Capital Management

Capital Expenditures

Capital expenditures in the second quarter and first half of 2023 were $95 million and $164 million, respectively. Management projects capital expenditures for full year 2023 will be in the range of $500-$550 million.

Share Repurchase Programs

The Company repurchased 3.1 million shares for $205 million during the first half of 2023, which included the repurchase of 2 million shares for $130 million during the second quarter of 2023. During the second quarter, the Company completed the $1.5 billion share repurchase authorization that went into effect January 1, 2022, and commenced a $3 billion share repurchase program, which was authorized in November 2022 by the Board of Directors of CF Industries Holdings, Inc.

CHS Inc. Distribution

On July 31, 2023, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $204 million for the distribution period ended June 30, 2023. The distribution was paid on July 31, 2023.

Strategic Initiatives

Agreement to Purchase Waggaman, Louisiana, Ammonia Production Complex

On March 20, 2023, CF Industries Holdings, Inc. announced that it had signed a definitive asset purchase agreement with Incitec Pivot, Ltd. (IPL) for its ammonia production complex located in Waggaman, Louisiana. Under the terms of the agreement, CF Industries will purchase the Waggaman ammonia plant and related assets for $1.675 billion, subject to adjustment. The companies will allocate $425 million of the purchase price to a long-term ammonia offtake agreement to IPL’s Dyno Nobel subsidiary. CF Industries expects to fund the remaining $1.25 billion of the purchase price, subject to adjustment, with cash on hand.

The transaction remains subject to the receipt of certain regulatory approvals and other customary closing conditions.

Clean Energy Initiatives Updates

CF Industries continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue ammonia (ammonia produced with the corresponding carbon dioxide (CO2) byproduct removed through carbon capture and sequestration) and green ammonia (ammonia produced from hydrogen generated through an electrolysis process).

•Memorandum of Understanding (MOU) with JERA Co., Inc.: On January 17, 2023, CF Industries announced that it had signed an MOU with JERA Co., Inc., regarding the supply of up to 500,000 metric tons per year of clean ammonia beginning in 2027. The companies are evaluating a range of potential supply options, including an equity investment alongside CF Industries to develop a clean ammonia facility in Louisiana and a supplementary long-term offtake agreement.
•MOU with LOTTE CHEMICAL Corporation: On February 27, 2023, CF Industries announced that it had entered into an MOU with LOTTE CHEMICAL Corporation to assess the joint development of and investment in a greenfield clean ammonia production facility in the U.S. and quantify expected clean ammonia demand in South Korea.
•Proposed Joint Venture with Mitsui & Co., Ltd. at CF Industries’ Blue Point Complex: CF Industries and Mitsui & Co., Ltd. (Mitsui) continue to progress a front-end engineering and design (FEED) study, which is being conducted by thyssenkrupp UHDE, for their proposed joint venture to construct an export-oriented blue ammonia facility in Louisiana. CF Industries and Mitsui expect to make a final investment decision (FID) on the proposed facility later in 2023. Construction and commissioning of a new world-scale ammonia plant typically takes approximately 4 years from FID.
•Donaldsonville Complex Blue Ammonia Project: Engineering activities for the construction of a dehydration and compression unit at the Donaldsonville Complex continue to advance, procurement of major equipment for the facility is in progress, and fabrication of the CO2 compressors has begun. Once in service, the dehydration and compression unit will enable up to 2 million tons of process CO2 to be transported and stored by ExxonMobil. Start-up for the project is scheduled for 2025, at which point CF Industries will be able to produce significant volumes of blue ammonia.
•Donaldsonville Complex Green Ammonia Project: The Donaldsonville green ammonia project, which involves installing an electrolysis system at the Donaldsonville Complex to generate hydrogen from water that will then be supplied to existing ammonia plants to produce ammonia, continues to progress. Major equipment is being fabricated and installation of the new electrolyzer unit has begun. Once complete, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year.
•Verdigris Complex Green Hydrogen/Ammonia Debottleneck Project Evaluation: CF Industries and NextEra Energy Resources, LLC, are exploring a joint venture to develop a green hydrogen and ammonia production project at CF Industries’ Verdigris Complex in Oklahoma, for which funding from the U.S. Department of Energy’s regional clean hydrogen hub program is a key element of the evaluation.
___________________________________________________
(1)Certain items recognized during the first half and second quarter of 2023 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,775	$3,389	$3,787	$6,257
Cost of sales	971	1,398	2,120	2,568
Gross margin	$804	$1,991	$1,667	$3,689
Gross margin percentage	45.3%	58.7%	44.0%	59.0%

Net earnings attributable to common stockholders	$527	$1,165	$1,087	$2,048
Net earnings per diluted share	$2.70	$5.58	$5.55	$9.78

EBITDA(1)	$855	$1,795	$1,779	$3,470
Adjusted EBITDA(1)	$857	$1,953	$1,723	$3,601

Tons of product sold (000s)	4,938	4,835	9,473	9,459

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.74	$6.95	$3.86	$6.83
Realized derivatives loss (gain) in cost of sales(3)	0.01	0.10	0.70	(0.04)
Cost of natural gas used for production in cost of sales	$2.75	$7.05	$4.56	$6.79
Average daily market price of natural gas Henry Hub (Louisiana)	$2.12	$7.40	$2.40	$6.01

Unrealized net mark-to-market gain on natural gas derivatives	$—	$(17)	$(72)	$(50)
Depreciation and amortization	$221	$223	$427	$431
Capital expenditures	$95	$66	$164	$129

Production volume by product tons (000s):
Ammonia(4)	2,374	2,470	4,733	5,083
Granular urea	1,122	1,157	2,333	2,231
UAN (32%)	1,665	1,633	3,263	3,498
AN	300	399	688	804
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(3)Includes realized gains and losses on natural gas derivatives settled during the period.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$525	$1,115	$949	$1,755
Cost of sales	303	442	583	722
Gross margin	$222	$673	$366	$1,033
Gross margin percentage	42.3%	60.4%	38.6%	58.9%

Sales volume by product tons (000s)	1,053	1,035	1,705	1,762
Sales volume by nutrient tons (000s)(1)	863	849	1,398	1,445

Average selling price per product ton	$499	$1,077	$557	$996
Average selling price per nutrient ton(1)	608	1,313	679	1,215

Adjusted gross margin(2):
Gross margin	$222	$673	$366	$1,033
Depreciation and amortization	47	50	78	84
Unrealized net mark-to-market gain on natural gas derivatives	—	(2)	(21)	(10)
Adjusted gross margin	$269	$721	$423	$1,107
Adjusted gross margin as a percent of net sales	51.2%	64.7%	44.6%	63.1%

Gross margin per product ton	$211	$650	$215	$586
Gross margin per nutrient ton(1)	257	793	262	715
Adjusted gross margin per product ton	255	697	248	628
Adjusted gross margin per nutrient ton(1)	312	849	303	766
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2023 to first half 2022:

•Ammonia sales volume for 2023 approximated sales volume in 2022.
•Ammonia average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Ammonia adjusted gross margin per ton decreased for 2023 compared to 2022 due to lower average selling prices partially offset by lower realized natural gas prices.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$460	$833	$1,071	$1,598
Cost of sales	222	360	549	630
Gross margin	$238	$473	$522	$968
Gross margin percentage	51.7%	56.8%	48.7%	60.6%

Sales volume by product tons (000s)	1,147	1,181	2,470	2,277
Sales volume by nutrient tons (000s)(1)	529	544	1,137	1,048

Average selling price per product ton	$401	$705	$434	$702
Average selling price per nutrient ton(1)	870	1,531	942	1,525

Adjusted gross margin(2):
Gross margin	$238	$473	$522	$968
Depreciation and amortization	71	70	150	134
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	(20)	(8)
Adjusted gross margin	$309	$542	$652	$1,094
Adjusted gross margin as a percent of net sales	67.2%	65.1%	60.9%	68.5%

Gross margin per product ton	$207	$401	$211	$425
Gross margin per nutrient ton(1)	450	869	459	924
Adjusted gross margin per product ton	269	459	264	480
Adjusted gross margin per nutrient ton(1)	584	996	573	1,044
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2023 to first half 2022:

•Granular urea sales volume increased for 2023 compared to 2022 due to greater supply availability from higher production and higher starting inventory.
•Urea average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Granular urea adjusted gross margin per ton decreased for 2023 compared to 2022 primarily due to lower average selling prices partially offset by lower realized natural gas prices.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$548	$976	$1,215	$1,991
Cost of sales	289	343	635	688
Gross margin	$259	$633	$580	$1,303
Gross margin percentage	47.3%	64.9%	47.7%	65.4%

Sales volume by product tons (000s)	1,809	1,626	3,471	3,454
Sales volume by nutrient tons (000s)(1)	570	515	1,094	1,091

Average selling price per product ton	$303	$600	$350	$576
Average selling price per nutrient ton(1)	961	1,895	1,111	1,825

Adjusted gross margin(2):
Gross margin	$259	$633	$580	$1,303
Depreciation and amortization	70	65	136	135
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(21)	(8)
Adjusted gross margin	$329	$698	$695	$1,430
Adjusted gross margin as a percent of net sales	60.0%	71.5%	57.2%	71.8%

Gross margin per product ton	$143	$389	$167	$377
Gross margin per nutrient ton(1)	454	1,229	530	1,194
Adjusted gross margin per product ton	182	429	200	414
Adjusted gross margin per nutrient ton(1)	577	1,355	635	1,311
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2023 to first half 2022:

•UAN sales volumes for 2023 approximated 2022 sales volumes.
•UAN average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•UAN adjusted gross margin per ton decreased for 2023 compared to 2022 primarily due to lower average selling prices partially offset by lower realized natural gas prices.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$104	$253	$263	$476
Cost of sales	81	151	185	322
Gross margin	$23	$102	$78	$154
Gross margin percentage	22.1%	40.3%	29.7%	32.4%

Sales volume by product tons (000s)	369	436	743	864
Sales volume by nutrient tons (000s)(1)	127	149	255	295

Average selling price per product ton	$282	$580	$354	$551
Average selling price per nutrient ton(1)	819	1,698	1,031	1,614

Adjusted gross margin(2):
Gross margin	$23	$102	$78	$154
Depreciation and amortization	12	17	23	34
Unrealized net mark-to-market gain on natural gas derivatives	—	(11)	(3)	(17)
Adjusted gross margin	$35	$108	$98	$171
Adjusted gross margin as a percent of net sales	33.7%	42.7%	37.3%	35.9%

Gross margin per product ton	$62	$234	$105	$178
Gross margin per nutrient ton(1)	181	685	306	522
Adjusted gross margin per product ton	95	248	132	198
Adjusted gross margin per nutrient ton(1)	276	725	384	580
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2023 to first half 2022:

•AN sales volume for 2023 decreased compared to 2022 due to lower supply availability from lower production in the U.K.
•AN average selling prices for 2023 decreased compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•AN adjusted gross margin per ton decreased for 2023 compared to 2022 due to lower average selling prices partially offset by the impact of using lower-cost imported ammonia for AN production in the U.K. and lower realized natural gas prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor and nitric acid. The Company previously produced compound fertilizers (NPKs) only at its Ince manufacturing facility and closure of this facility has resulted in the discontinuation of this product line.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$138	$212	$289	$437
Cost of sales	76	102	168	206
Gross margin	$62	$110	$121	$231
Gross margin percentage	44.9%	51.9%	41.9%	52.9%

Sales volume by product tons (000s)	560	557	1,084	1,102
Sales volume by nutrient tons (000s)(1)	110	110	213	214

Average selling price per product ton	$246	$381	$267	$397
Average selling price per nutrient ton(1)	1,255	1,927	1,357	2,042

Adjusted gross margin(2):
Gross margin	$62	$110	$121	$231
Depreciation and amortization	17	17	33	36
Unrealized net mark-to-market gain on natural gas derivatives	—	(3)	(7)	(7)
Adjusted gross margin	$79	$124	$147	$260
Adjusted gross margin as a percent of net sales	57.2%	58.5%	50.9%	59.5%

Gross margin per product ton	$111	$197	$112	$210
Gross margin per nutrient ton(1)	564	1,000	568	1,079
Adjusted gross margin per product ton	141	223	136	236
Adjusted gross margin per nutrient ton(1)	718	1,127	690	1,215
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of first half 2023 to first half 2022:

•Other sales volume for 2023 approximated 2022 sales volumes.
•Other average selling prices for 2023 decreased compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Other adjusted gross margin per ton decreased for 2023 compared to 2022 primarily due to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On July 6, 2023, CF Industries’ Board of Directors declared a quarterly dividend of $0.40 per common share. The dividend will be paid on August 31, 2023 to stockholders of record as of August 15, 2023.

Conference Call

CF Industries will hold a conference call to discuss its first half 2023 results at 11:00 a.m. ET on Thursday, August 3, 2023. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the financing, synergies and other benefits, and other aspects of the proposed transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk that regulatory approvals required for the proposed transactions with IPL are not obtained or that required approvals delay the transactions or cause the parties to abandon the transactions; the risk that other conditions to the closing of the proposed transactions with IPL are not satisfied; risks and uncertainties arising from the length of time necessary to consummate the proposed transactions with IPL and the possibility that the proposed transactions with IPL may be delayed or may not occur; the risk of obstacles to realization of the benefits of the proposed transactions with IPL; the risk that the synergies from the proposed transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the pendency or completion of the proposed transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the proposed transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net sales	$1,775	$3,389	$3,787	$6,257
Cost of sales	971	1,398	2,120	2,568
Gross margin	804	1,991	1,667	3,689
Selling, general and administrative expenses	71	73	145	137
U.K. long-lived and intangible asset impairment	—	152	—	152
U.K. operations restructuring	—	10	2	10
Transaction costs	3	—	16	—
Other operating—net	3	6	(32)	8
Total other operating costs and expenses	77	241	131	307
Equity in earnings of operating affiliate	7	28	24	54
Operating earnings	734	1,778	1,560	3,436
Interest expense	36	82	76	323
Interest income	(40)	(8)	(70)	(44)
Loss on debt extinguishment	—	8	—	8
Other non-operating—net	(2)	—	(5)	1
Earnings before income taxes	740	1,696	1,559	3,148
Income tax provision	134	357	303	758
Net earnings	606	1,339	1,256	2,390
Less: Net earnings attributable to noncontrolling interest	79	174	169	342
Net earnings attributable to common stockholders	$527	$1,165	$1,087	$2,048

Net earnings per share attributable to common stockholders:
Basic	$2.71	$5.59	$5.56	$9.83
Diluted	$2.70	$5.58	$5.55	$9.78
Weighted-average common shares outstanding:
Basic	194.6	208.2	195.4	208.4
Diluted	195.0	208.9	195.9	209.4

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2023	December 31, 2022
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$3,219	$2,323
Accounts receivable—net	388	582
Inventories	319	474
Prepaid income taxes	81	215
Other current assets	65	79
Total current assets	4,072	3,673
Property, plant and equipment—net	6,218	6,437
Investment in affiliate	72	74
Goodwill	2,089	2,089
Operating lease right-of-use assets	278	254
Other assets	808	786
Total assets	$13,537	$13,313

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$451	$575
Income taxes payable	47	3
Customer advances	9	229
Current operating lease liabilities	100	93
Other current liabilities	15	95
Total current liabilities	622	995
Long-term debt	2,967	2,965
Deferred income taxes	910	958
Operating lease liabilities	177	167
Other liabilities	341	375
Equity:
Stockholders’ equity	5,804	5,051
Noncontrolling interest	2,716	2,802
Total equity	8,520	7,853
Total liabilities and equity	$13,537	$13,313

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in millions)
Operating Activities:
Net earnings	$606	$1,339	$1,256	$2,390
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221	223	427	431
Deferred income taxes	(27)	2	(53)	—
Stock-based compensation expense	7	12	19	22
Loss on debt extinguishment	—	8	—	8
Unrealized net gain on natural gas derivatives	—	(17)	(72)	(50)
U.K. long-lived and intangible asset impairment	—	152	—	152
Gain on sale of emission credits	(1)	(3)	(36)	(3)
Loss on disposal of property, plant and equipment	1	—	1	—
Undistributed losses (earnings) of affiliate—net of taxes	7	(1)	—	(3)
Changes in:
Accounts receivable—net	97	(54)	198	(239)
Inventories	101	(33)	140	(99)
Accrued and prepaid income taxes	13	(375)	166	12
Accounts payable and accrued expenses	(3)	147	(138)	223
Customer advances	(275)	(526)	(220)	(628)
Other—net	(35)	15	(29)	64
Net cash provided by operating activities	712	889	1,659	2,280
Investing Activities:
Additions to property, plant and equipment	(95)	(66)	(164)	(129)
Proceeds from sale of property, plant and equipment	1	—	1	1
Distributions received from unconsolidated affiliate	—	4	—	4
Purchase of investments held in nonqualified employee benefit trust	—	(1)	—	(1)
Proceeds from sale of investments held in nonqualified employee benefit trust	—	1	—	1
Purchase of emission credits	—	—	—	(9)
Proceeds from sale of emission credits	1	3	36	12
Net cash used in investing activities	(93)	(59)	(127)	(121)
Financing Activities:
Payments of long-term borrowings	—	(507)	—	(507)
Financing fees	—	—	—	(4)
Dividends paid	(79)	(83)	(158)	(147)
Distributions to noncontrolling interest	—	—	(255)	(247)
Purchases of treasury stock	(151)	(479)	(205)	(577)
Proceeds from issuances of common stock under employee stock plans	1	4	1	101
Cash paid for shares withheld for taxes	—	—	(22)	(23)
Net cash used in financing activities	(229)	(1,065)	(639)	(1,404)
Effect of exchange rate changes on cash and cash equivalents	4	(12)	3	(13)
Increase (decrease) in cash and cash equivalents	394	(247)	896	742
Cash and cash equivalents at beginning of period	2,825	2,617	2,323	1,628
Cash and cash equivalents at end of period	$3,219	$2,370	$3,219	$2,370

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2023	2022
	(in millions)
Net cash provided by operating activities(1)	$3,234	$4,447
Capital expenditures	(488)	(462)
Distributions to noncontrolling interest	(627)	(377)
Free cash flow(1)	$2,119	$3,608
_______________________________________________________________________________
(1)Includes the impact of $491 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
	(in millions)
Net earnings	$606	$1,339	$1,256	$2,390
Less: Net earnings attributable to noncontrolling interest	(79)	(174)	(169)	(342)
Net earnings attributable to common stockholders	527	1,165	1,087	2,048
Interest (income) expense—net	(4)	74	6	279
Income tax provision	134	357	303	758
Depreciation and amortization	221	223	427	431
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(22)	(23)	(42)	(44)
Loan fee amortization(1)	(1)	(1)	(2)	(2)
EBITDA	855	1,795	1,779	3,470
Unrealized net mark-to-market gain on natural gas derivatives	—	(17)	(72)	(50)
(Gain) loss on foreign currency transactions, including intercompany loans	(1)	5	(2)	11
U.K. long-lived and intangible asset impairment	—	152	—	152
U.K. operations restructuring	—	10	2	10
Transaction costs related to acquisition agreement	3	—	16	—
Loss on debt extinguishment	—	8	—	8
Total adjustments	2	158	(56)	131
Adjusted EBITDA	$857	$1,953	$1,723	$3,601

Net sales	$1,775	$3,389	$3,787	$6,257
Tons of product sold (000s)	4,938	4,835	9,473	9,459

Net earnings attributable to common stockholders per ton	$106.72	$240.95	$114.75	$216.51
EBITDA per ton	$173.15	$371.25	$187.80	$366.85
Adjusted EBITDA per ton	$173.55	$403.93	$181.89	$380.70
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three and six months ended June 30, 2023 and 2022, certain items impacted our financial results. The following table outlines these items that affected the comparability of our financial results during these periods. During the three months ended June 30, 2023 and 2022, we reported net earnings attributable to common stockholders of $527 million and $1.17 billion, respectively. During the six months ended June 30, 2023 and 2022, we reported net earnings attributable to common stockholders of $1.09 billion and $2.05 billion, respectively.

	Three months ended June 30,				Six months ended June 30,
	2023		2022		2023		2022
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$—	$—	$(17)	$(13)	$(72)	$(56)	$(50)	$(38)
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(1)	—	5	3	(2)	(1)	11	8
Transaction costs related to acquisition agreement	3	2	—	—	16	12	—	—
U.K. operations:
U.K. long-lived and intangible asset impairment	—	—	152	115	—	—	152	115
U.K. operations restructuring	—	—	10	8	2	2	10	8
Canada Revenue Agency Competent Authority Matter and transfer pricing reserves:
Interest expense	—	—	30	30	—	—	228	226
Interest income	—	—	(2)	(1)	—	—	(38)	(29)
Income tax provision(3)	—	—	—	(20)	—	—	—	52
Loss on debt extinguishment	—	—	8	6	—	—	8	6
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)For the three months ended June 30, 2022, amount represents the combined impact of these tax matters of $19 million of income tax benefit less $1 million of income tax provision on the related interest. For the six months ended June 30, 2022, amount represents the combined impact of these tax matters of $59 million less a net $7 million of income tax provision on the related interest.